Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

StepStone Group Inc.

(a Delaware corporation)

StepStone Group Inc., organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1.    The name of the corporation is StepStone Group Inc.

2.    The original Certificate of Incorporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on November 20, 2019 under the name “StepStone Group Inc.”

3.    This Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) restates, integrates and amends the Certificate of Incorporation in its entirety. This Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

4.    The text of the Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is StepStone Group Inc. (the “Corporation”).

ARTICLE II

AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

STOCK

Section 4.1    Authorized Stock. The total number of shares of all classes of capital stock that the Corporation has authority to issue is 800,000,000 shares, consisting of: 650,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), 125,000,000 shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock” and together with Class A Common Stock, the “Common Stock”), and 25,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

Section 4.2    Common Stock.

(a)    Except as otherwise expressly provided herein or as required by the DGCL, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation. Except as otherwise expressly provided herein or required by the DGCL, each holder of shares of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record by such holder as of the applicable record date on any matter submitted to a vote of stockholders generally, and until a Sunset (as defined below) has become effective, each holder of shares of Class B Common Stock shall be entitled to 5 votes for each share of Class B Common Stock held of record by such holder as of the applicable record date on any matter submitted to a vote of stockholders generally. From and after such time when the Sunset has become effective, each holder of shares of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held of record by such holder as of the applicable record date on any matter submitted to a vote of stockholders generally. The holders of shares of Common Stock shall not have cumulative voting rights.

(b)    For purposes of Section 4.2(a):

(i)    A “Sunset” shall be triggered by any of the following:

(A)    The Sunset Holders (as defined below) collectively cease to maintain direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined assuming all outstanding Class B Units (as defined below) have been exchanged for Class A Common Stock);

(B)    the Sunset Holders collectively cease to maintain direct or indirect beneficial ownership of at least 25% of the aggregate voting power of the outstanding shares of Common Stock; or

(C)    upon the fifth anniversary of the closing of a registered underwritten initial public offering (the “IPO”) of the Corporation.

(ii)    “Sunset Holders” means Monte Brem, Scott Hart, Jason Ment, Jose Fernandez, Johnny Randel, Michael McCabe, Mark Maruszewski, Thomas Keck, Thomas Bradley, David Jeffrey and Darren Friedman (collectively, the “Sunset Individuals”) and their respective Permitted Transferees (as defined in the Partnership Agreement (as defined below)).

(iii)    In the case of clauses 4.2(b)(i)(A) and (B) above, (x) a Sunset triggered during the Corporation’s first or second fiscal quarters will become effective at the end of the fiscal year in which such trigger occurs, and (y) a Sunset triggered during the Corporation’s third or fourth fiscal quarters will become effective at the end of the fiscal year beginning after the fiscal year in which such trigger occurs. In the case of clause 4.2(b)(i)(C) above, such Sunset will become effective at 12:01 a.m. on such fifth anniversary.

(c)    Unless otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Preferred Stock Designation).

(d)    Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive dividends and distributions to the extent permitted by law when, as and if declared by the Board of Directors. Except as otherwise provided under this Restated Certificate of Incorporation, dividends and other distributions shall not be declared or paid in respect of Class B Common Stock.

(e)    Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, provided, however, that the aggregate distribution to the holders of Class B Common Stock, as such, shall be limited to the aggregate par value of such holders’ then-outstanding shares of Class B Common Stock.

Section 4.3    Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article IV (including any Preferred Stock Designation), the Board of Directors is hereby authorized to provide by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Section 4.4    No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.5    No Redemption; Cancellation. The Class A Common Stock is not redeemable. The Class B Common Stock may be redeemed and cancelled only in exchange for payment of its par value on and subject to the terms and conditions contemplated by Section 7.8 of the Partnership Agreement of StepStone Group LP, as the same may be amended, modified, supplemented and/or restated from time to time (the “Partnership Agreement”), and the

Exchange Agreement by and among the Corporation, the Partnership and the Class B Holders (as defined below), as the same may be amended, modified, supplemented and/or restated from time to time (the “Exchange Agreement”).

Section 4.6    No Preemptive or Subscription Rights. No holder of shares of Common Stock, solely by virtue of such holder’s status as such, shall be entitled to preemptive or subscription rights.

Section 4.7    Exchange.

(a)    StepStone Group LP (the “Partnership”) has issued interests designated as “Class B Units” (each, a “Class B Unit”) pursuant to the terms and subject to the conditions of the Partnership Agreement. Each holder of Class B Units is referred to herein as a “Class B Holder.”

(b)    Pursuant to and subject to the terms of the Exchange Agreement, each Class B Holder has the right to surrender a Class B Unit to the Partnership, together with the surrender of one share of Class B Common Stock to the Company, in exchange for the issuance of one fully paid and nonassessable share of Class A Common Stock (or payment of the cash equivalent in respect thereof) and an amount equal to the par value of the share of Class B Common Stock so surrendered, on and subject to the terms and conditions set forth herein and in the Partnership Agreement and the Exchange Agreement. Simultaneously with the issuance of any share of Class A Common Stock (or the payment of the cash equivalent in respect thereof) to a Class B Holder as contemplated by the preceding sentence, the Corporation shall retire each share of Class B Common Stock surrendered in exchange for payment in cash of the par value of such share so surrendered and retired.

Section 4.8    Issuance and Retirement of Class B Common Stock.

(a)    Under certain circumstances set forth in the Partnership Agreement, a Class B2 Unit (as such term is defined in the Partnership Agreement, a “Class B2 Unit”) may convert into or be exchanged for a Class B Unit (a “Full Vesting Event”). Upon notice from the Partnership of such a Full Vesting Event, the Corporation shall issue a number of shares of Class B Common Stock registered in the name of the applicable holder equal to the number of Class B Units issued upon such Full Vesting Event, in exchange for payment in cash to the Corporation of the aggregate par value of the shares of Class B Common Stock so issued.

(b)    Under certain circumstances set forth in the Partnership Agreement, additional Class B Units may be issued in connection with certain anti-dilution events set forth in the Partnership Agreement (an “Anti-Dilution Event”). Upon notice from the Partnership of such an Anti-Dilution Event, the Corporation shall issue a number of shares of Class B Common Stock registered in the name of the applicable holder equal to the number of Class B Units issued in connection with such Anti-Dilution Event, in exchange for payment in cash to the Corporation of the aggregate par value of the shares of Class B Common Stock so issued.

(c)    If any outstanding share of Class B Common Stock shall cease to be held by a concurrent holder of a Class B Unit (including a transferee of a Class B Unit), such share shall automatically and without further action on the part of the Corporation or any holder of

Class B Common Stock be transferred to the Corporation and upon such transfer shall be automatically retired and shall thereupon be restored to the status of an authorized but unissued share of Class B Common Stock of the Corporation.

Section 4.9    No Further Issuances of Class B Common Stock. Except as set forth in Section 4.8 and except for the issuance of shares of Class B Common Stock in connection with a stock dividend, stock split, reclassification or similar transaction in accordance with the provisions of this Restated Certificate of Incorporation, the Corporation shall not at any time after the filing and effectiveness of this Restated Certificate of Incorporation issue any additional shares of Class B Common Stock.

Section 4.10    Reservation of Stock. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the exchange of Class B Units, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the exchange of all outstanding Class B and Class B2 Units for Class A Common Stock.

Section 4.11    Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Corporation will not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive this Article IV (or adopt any provision inconsistent therewith), without first obtaining the approval of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by the DGCL, this Restated Certificate of Incorporation or the Corporation’s Bylaws, as the same may be amended or restated from time to time (the “Bylaws”).

Section 4.12    Reclassifications, Mergers and Other Transactions.

(a)    Proportional Treatment. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class shall, concurrently therewith, be subdivided, combined, or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such class is approved by (i) the holders of a majority of the outstanding Class A Common Stock and (ii) the holders of a majority of the outstanding Class B Common Stock, each of (i) and (ii) voting as separate classes. In the event of any such subdivision, combination or reclassification, the Corporation shall cause the Partnership to make corresponding changes to the Class A Units and Class B Units to give effect to such subdivision, combination or reclassification.

(b)    Maintenance.

(i)    The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, subdivision, combination or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Class A Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (A) shares of Class A Common Stock issued pursuant to any equity incentive plan adopted by the Corporation from time to time, that have not vested thereunder, (B) treasury stock and (C) shares of Class A Common Stock that relate to Preferred Stock or other debt or equity securities (including, without limitation, warrants, options and rights) issued by the Corporation that are convertible into or exercisable or exchangeable for Class A Common Stock. The shares of Class A Common Stock referred to in clauses (A) through (C) of the foregoing sentence are referred to herein as the “Excluded Class A Common Stock.”

(ii)    The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, subdivision, combination or recapitalization, with respect to the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of Class B Units owned by all Class B Holders and the number of outstanding shares of Class B Common Stock owned by all Class B Holders.

(iii)    The Corporation shall not issue, transfer, dispose from its treasury, or repurchase shares of Class A Common Stock unless in connection with any such issuance, transfer, disposition or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to such issuance, transfer, disposition or repurchase, the number of Class A Units owned by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, the Excluded Class A Common Stock.

(iv)    The Corporation shall not consolidate, merge, combine or consummate any other transaction in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each Class B Share and/or Class B Unit shall be entitled to be exchanged for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted; provided, that the consideration for each Class B Share and/or Class B Unit shall be deemed the same kind and amount into which or for which each share of Class A Common Stock is exchanged or converted, so long as any differences in the kind and amount of stock or securities, cash and/or any other property are intended (as determined by the Board of Directors in good faith) to maintain the relative voting power of each share of Class B Common Stock relative to each share of Class A Common Stock; provided, further, that the foregoing provisions of this Section 4.12(b)(iv) shall not apply to any action or transaction (including any consolidation, merger or combination) approved by (A) the holders of a majority of the outstanding Class A Common Stock, and (B) the holders of a majority of the outstanding Class B Common Stock, each of (A) and (B) voting as separate classes.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1    Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), the Board of Directors shall consist of such number of directors as shall be determined from time to time solely by resolution adopted by a majority of the directors then in office; provided, however, that the directors then in office are not less than one-third of the total number of directors then authorized.

Section 5.2    Classification.

(a)    Except as may be otherwise provided with respect to directors elected by the separate vote of the holders of one or more series of Preferred Stock (the “Preferred Stock Directors”), the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. The Board of Directors shall have the exclusive power to fix the number of directors in each class. Class I directors shall initially serve until the first annual meeting of stockholders following the closing of the Corporation’s IPO, and director nominees elected to succeed such Class I directors as Class I directors will be elected to hold office for a three-year term and until the election and qualification of their respective successors in office or until any such director’s earlier death, resignation, removal, retirement or disqualification. Class II directors shall initially serve until the second annual meeting of stockholders following the closing of the Corporation’s IPO, and director nominees elected to succeed such Class II directors as Class II directors will be elected to hold office for a three-year term and until the election and qualification of their respective successors in office or until any such director’s earlier death, resignation, removal, retirement or disqualification. Class III directors shall initially serve until the third annual meeting of stockholders following the closing of the Corporation’s IPO. Commencing with the third annual meeting of stockholders following the closing of the Corporation’s IPO, directors of each class the term of which shall then or thereafter expire shall be elected to hold office for a one-year term and until the election and qualification of their respective successors in office or until any such director’s earlier death, resignation, removal, retirement or disqualification. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be fixed solely by the Board of Directors as determined solely by the Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III.

(b)    Subject to the rights of the holders of one or more series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified or until any such director’s earlier death, resignation, removal, retirement or disqualification. Notwithstanding the foregoing, from and after the final adjournment of the third annual meeting of stockholders following the closing of the Corporation’s IPO, any director so chosen shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified or until any such director’s earlier death, resignation, removal, retirement or disqualification. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c)    Any director (other than any Preferred Stock Director) may be removed from office at any time, but only for cause and only by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon; provided, however, that from and after the final adjournment of the third annual meeting of stockholders following the closing of the Corporation’s IPO, any such director who is elected for a one-year term may be removed with or without cause but only by the affirmative vote of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote thereon. Notwithstanding the foregoing, whenever the holders of any class or series are entitled to elect one or more directors by this Restated Certificate of Incorporation (including any Preferred Stock Designation), with respect to the removal without cause of a director or directors so elected, the vote of the holders of the outstanding shares of that class or series and not the vote of the outstanding shares as a whole shall apply.

(d)    During any period when the holders of one or more series of Preferred Stock have the separate right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of one or more series of Preferred Stock having a separate right to elect additional directors cease to have or are otherwise divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Section 5.3    Powers. Except as otherwise required by the DGCL or as provided in this Restated Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.4    Election; Annual Meeting of Stockholders.

(a)    Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(b)    Notice. Advance notice of nominations for the election of directors, and of business other than nominations, to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in or contemplated by the Bylaws.

(c)    Annual Meeting. Any annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix.

ARTICLE VI

STOCKHOLDER ACTION

Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), no action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent of stockholders in lieu of a meeting of stockholders.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), a special meeting of the stockholders of the Corporation may be called at any time only by the Board of Directors or the Chairman of the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors.

ARTICLE VIII

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

(a)    Opt Out. The Corporation hereby expressly elects that it shall not be governed by, or otherwise subject to, Section 203 of the DGCL.

(b)    Applicable Restrictions to Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which any class of Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(i)    prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(ii)    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (A) persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(iii)    at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

(c)    Certain Definitions. For purposes of this Article VIII, references to:

(i)    “affiliate” means a person that directly, or indirectly through one of more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii)    “associate,” when used to indicate a relationship with any person, means: (A) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (B) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii)    “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(A)    any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder, or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation this Article VIII is not applicable to the surviving entity;

(B)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(C)    any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3) through (5) of this subsection (C) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(D)    any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(E)    any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (A) through (D) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(iv)    “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (A) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (B) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (1) any Principal Holder, Principal Holder Direct Transferee or Principal Holder Indirect Transferee, (2) a stockholder that becomes an interested stockholder inadvertently and (x) as soon as practicable divests itself of ownership of sufficient shares so that such stockholder ceases to be an interested stockholder and (y) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership or (3) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, however, that such person specified in this clause (3) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(v)    “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(A)    beneficially owns such stock, directly or indirectly; or

(B)    has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(C)    has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (2) of subsection (B) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(vi)    “person” means any individual, corporation, partnership, unincorporated association or other entity.

(vii)    “Principal Holder Direct Transferee” means any person that acquires (other than in a registered public offering), directly from one or more of the Principal Holders, beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.

(viii)    “Principal Holders” means the Sunset Holders, affiliates of the Sunset Individuals and their respective successors; provided, however, that the term “Principal Holders” shall not include the Corporation or any of the Corporation’s direct or indirect subsidiaries.

(ix)    “ Principal Holder Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Principal Holder Direct Transferee or any other Principal Holder Indirect Transferee beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.

(x)    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(xi)    “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article VIII to a percentage or proportion of voting stock shall refer to such percentage or other proportion of the votes of such voting stock.

ARTICLE IX

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE X

AMENDMENT

Section 10.1    Amendment of Restated Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Restated Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to this reservation.

Section 10.2    Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, but subject to the terms of any series of Preferred Stock then outstanding, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. Subject to any greater or additional vote required by this Restated Certificate of Incorporation (including the terms of any Preferred Stock Designation) or the Bylaws, and in addition to any requirements of applicable law, the affirmative vote of the holders of at least a majority in voting power of the outstanding stock entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of the Bylaws.

ARTICLE XI

LIABILITY OF DIRECTORS

Section 11.1    No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 11.2    Amendment or Repeal. Any amendment, alteration or repeal of this Article XI that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

ARTICLE XII

FORUM FOR ADJUDICATION OF DISPUTES

Section 12.1    Forum. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum, (i) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware) and (ii) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of this Article XII, the phrase “internal corporate claims” means claims, including claims in the right of the Corporation, that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII. As used herein, “Person” shall mean any individual, corporation, joint-stock company, governmental entity, general or limited partnership, limited liability company, joint venture, trust, association or organization (whether or not formed or incorporated), or any other entity.

Section 12.2    Enforceability. If any provision of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

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This Restated Certificate of Incorporation shall become effective at 7:59 a.m. Eastern Time on September 18, 2020.

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IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 17th day of September, 2020.

By:	/s/ Jennifer Y. Ishiguro
Name: Jennifer Y. Ishiguro
Title: Chief Legal Officer & Secretary

SIGNATURE PAGE TO RESTATED CERTIFICATE OF INCORPORATION